FOR IMMEDIATE RELEASE:   Wednesday, July 30, 2003

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

MITY ENTERPRISES, INC. ANNOUNCES RECORD RESULTS
FOR FIRST FISCAL QUARTER


OREM, UTAH   Bradley T Nielson, president and chief executive officer of MITY
Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the first quarter ended June 30, 2003.

Net sales for the first quarter totaled a record $11.4 million compared to $10.6 million a year ago, an increase of 8 percent. Net income was $1.3 million versus $1.0 million for the comparable period a year ago. Basic and diluted earnings per share for the recent quarter were $0.31 and $0.29, respectively, an increase of 53 percent over the previous year's first quarter basic and diluted earnings per share of $0.20 and $0.19, respectively.

As compared to the first quarter of fiscal 2003, the increase in net sales reflected 8 percent growth in the multipurpose room unit and 6 percent growth in the healthcare seating unit. The increase in sales in the multipurpose room unit during the quarter was primarily attributable to growth in the hospitality, education and church markets.

"We are very pleased to be able to continue to post strong results in a tough economy," said Nielson. "Sales and operating income are at all time highs. Net sales at Broda and Mity-Lite grew 6 and 8 percent year over year, respectively. Tables sales grew 3 percent, while chair sales grew a phenomenal 30 percent. So far, the launch of our SwiftSet(R) stacking chair has exceeded our expectations. The good news is that we believe we are positioned for continued growth in the future."

"Not only did we experience growth in sales," noted Paul R. Killpack, "we also saw growth in shareholder value with the completion of our original stock buyback and the board authorization and repurchase of an additional 10,000 shares. For the upcoming quarter, we believe that sales will be roughly flat as compared to last year's September quarter. On the expense side, during the recent quarter both research and development expenses and manufacturing overhead were higher due to our investment in refining the manufacturing process of our next generation table."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public

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online at www.mityinc.com or on StreetEvent's Individual Investor Center at
www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. To listen to the broadcast, you must have Windows Media Player. If you do not have Windows Media Player or would like the most current version, go to http://windowsmedia.com prior to the call, where you can download Windows Media Player. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's 10-Q and report for the fiscal 2004 1st quarter will be available online at www.mityinc.com.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite and Broda tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and
through distributors.    For further information, visit MITY Enterprises
online at www.mitylite.com.

This press release contains forward-looking statements related to (a) the Company's belief that sales for the September quarter will be roughly flat as compared to last year's numbers for the same period, and (b) that we are well positioned for continued growth in the future. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) continued global economic uncertainty resulting from terrorism threats, current world tensions and related U.S. military actions and their potential impact on the company's operations; (ii) the continued general downturn in the furniture industry and its potential impact on the company's operations; (iii) uncertainty about market acceptance of any new products introduced by the Company including our next generation table product and SwiftSet(R) stacking chair line, (iv) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (v) lack of available capital and other resources to develop or acquire and commercialize new products, and (vi) the risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release.

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                          MITY ENTERPRISES, INC.
                     UNAUDITED FINANCIAL HIGHLIGHTS

                                            THREE MONTHS ENDED
                                                  JUNE 30,
                                            2003            2002
                                       ------------     -----------
Net sales                              $ 11,357,000     $10,559,000

Income from operations                    2,064,000       1,592,000

Pre-tax income                            2,026,000       1,649,000

Net income                                1,262,000       1,005,000

Basic earnings per share                      $0.31           $0.20

Weighted average number of common
  shares basic                            4,121,576       5,006,792

Diluted earnings per share                    $0.29           $0.19

Weighted average common and common
  equivalent shares-diluted               4,305,504       5,250,466



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